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                             ERC INDUSTRIES, INC.
                             ANNOUNCES INVESTMENT

HOUSTON, TEXAS, JUNE 06, 1996 - ERC Industries, Inc. (OTC:ERCI) (the "Company") announced today that John Wood group PLC ("Wood Group") has invested $6,000,000 in ERC Industries, Inc., through the purchase of 7,384,616 shares of common stock at a price of $0.8125 per share.

Wendell R. Brooks, President of ERC Industries, Inc., said, "Our company has significant market opportunities which we have been unable to pursue due to capital constraints. This investment by the Wood Group will allow ERC to strengthen its balance sheet, pursue growth opportunities, and establish a firm foundation for long term growth.

A Special Committee consisting of the outside Directors of the Board was formed to review and negotiate the investment offerfrom the Wood Group. This Special Committee retained the investments banking firm of Howard, Weil, Labouisse, Friedrichs Incorporated to evaluate the proposal.

We are very encouraged by the vote of confidence from the Wood Group demonstrates in the Company, as the Wood Groupincrease its ownership of the company from approximately 58% to 73%."

ERC Industries, Inc., is an oilfield service company engaged in the remanufacture, manufacture and service of wellhead and value equipment. The company conducts its business from 22 domestic locations, 4 international locations and 2 distributorships.